Exhibit 99.2

B. RILEY PRINCIPAL MERGER CORP.

PRO FORMA BALANCE SHEET

	Actual April 11, 2019	Pro Forma Adjustments (Unaudited)		As Adjusted (Unaudited)

Assets
Current assets:
Cash	$1,685,930			$1,685,930
Prepaid expenses	26,800			26,800
Total current assets	1,712,730			1,712,730
Cash held in Trust Account	125,000,000	$375,000	(a)	143,750,000
		(375,000	)(b)
		18,750,000	(c)
Total assets	$126,712,730	$18,750,000		$145,462,730
Liabilities and Stockholders’ Equity
Current liabilities:
Offering costs payable	$450,864			$450,864
Payable to related parties	8,279			8,279
Note payable - related party	67,950			67,950
Total liabilities	527,093			527,093

Commitments
Class A Common stock subject to possible redemption; 12,118,563 and 13,993,563 shares (at redemption value of $10 per share), actual and as adjusted	121,185,630	18,750,000	(d)	139,935,630
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—		—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized;	81	3	(a)	84
806,437 and 843,937 shares issued and outstanding (excluding 12,118,563 and		188	(c)
13,993,563 subject to redemption), actual and as adjusted		(188	)(d)
Class B Common stock, $0.0001 par value; 25,000,000 shares authorized; 3,593,750 issued and outstanding	359			359
Additional paid-in capital	5,009,567	374,997	(a)	5,009,564
		(375,000	)(b)
		18,749,812	(c)
		(18,749,812	)(d)
Accumulated deficit	(10,000)			(10,000)
Total stockholders’ equity	5,000,007	—		5,000,007
Total liabilities and stockholders’ equity	$126,712,730	$18,750,000		$145,462,730

B. RILEY PRINCIPAL MERGER CORP.

NOTE TO PRO FORMA BALANCE SHEET

(Unaudited)

NOTE 1 - CLOSING OF PARTIAL EXERCISE OF OVERALLOTMENT OPTION, ADDITIONAL PRIVATE PLACEMENT AND FORFEITED SHARES

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the B. Riley Principal Merger Corp. (the “Company”) as of April 11, 2019, adjusted for the closing of the underwriters’ exercise of their overallotment option and related transactions which occurred on April 12, 2019 as described below.

On April 12, 2019, the Company consummated the closing of the sale of 1,875,00 additional Units upon receiving notice of the underwriters’ election to exercise their overallotment option (“Overallotment Units”), generating additional gross proceeds of $18,750,000 and incurred additional offering costs of $375,000 in underwriting fees. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 37,500 Private Placement Units to the Sponsor, generating gross proceeds of $375,000. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro Forma Entries	Debit	Credit

(a)	Cash held in Trust Account	$375,000
	Common Stock - Class A		$3
	Additional paid-in capital		374,997
	To record the sale of 37,500 Private Placement Units at $10.00 per Unit.

(b)	Additional paid-in capital	375,000
	Cash held in Trust Account		375,000
	To record payment of 2% of cash underwriting fee on overallotment option.

(c)	Cash held in Trust Account	18,750,000
	Common Stock - Class A		188
	Additional paid-in capital		18,749,812
	To record the sale of 1,875,000 Overallotment Units at $10.00 per Unit.

(d)	Class A Common stock subject to possible redemption	18,750,000
	Common Stock - Class A		188
	Additional paid-in capital		18,749,812
	To record Reclassification of 1,875,000 shares of Common Stock subject to redemption as a result of the exercise of the overallotment option.